Consent of John Hoffert

Reference is made to the Panantza & San Carlos Copper Project Preliminary Assessment Report, dated October 30, 2007 (collectively, the "Technical Report").

The undersigned hereby consents to references to its name and references to and excerpts from the Technical Report in the Annual Report on Form 40-F of Corriente Resources Inc. to be filed with the United States Securities and Exchange Commission.

Dated this 27th day of March 2008.

/s/ John Hoffert
John Hoffert, P.Eng.